EXHIBIT 99.2

January 21, 2009
Steven H. Berkowitz
VIA HAND DELIVERY
Dear Steve:
On behalf of Move, Inc. (the “Company”), it is with great pleasure that I extend to you our offer of employment. The specifics of this offer are as follows:

JOB TITLE:	Chief Executive Officer, Move, Inc.

START DATE:	To be mutually agreed upon, but as soon as practicable.

SUPERVISOR:	The Board of Directors of the Company

ANNUAL SALARY:	$525,000

BONUS:	Performance bonus of up to 100% of your annual salary at target, with the ability to earn up to 200% for outstanding performance in excess of target (see below)

STOCK OPTIONS:	3,000,000 stock options (see below)

RESTRICTED STOCK GRANT:	1,800,000 shares of restricted stock (see below)

RESTRICTED STOCK UNITS:	700,000 units (see below)

VACATION:	Four Weeks (20 days) per anniversary year

LOCATION:	The Company’s offices in Campbell, California.

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee
     On your start date you will be granted 3,000,000 stock options in the Company which will constitute incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to the maximum extent permitted by law, NASDAQ rules or the applicable stock option plans. The option exercise price will be set equal to the closing price of the Company’s common stock on your start date. Vesting with respect to 2,250,000 of the stock options set forth above will take place monthly over a period commencing from the first anniversary of your start date and continuing during the following 36 month period (i.e., 62,500 options shall vest each month and all options shall be vested on the fourth anniversary of your start date). 750,000 of such stock options shall be immediately vested and exercisable as of your commencement of employment. Such stock options shall either be granted under and governed by the terms of the Company’s stock option plans or shall be granted as an “inducement” stock option grant outside of the Company’s stock option plans. Your stock options shall be governed by the Company’s stock option plans and agreements under which they are granted except as specifically set forth in the Company’s Executive Retention and Severance Agreement a copy of which is attached hereto (the “Severance Agreement”). You will become a party to the Severance Agreement effective as of the execution of such Severance Agreement.
30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax: 805-557-2688

     Also on your start date, you will be granted 1,800,000 restricted shares of the Company’s common stock, which shall vest as follows: (i) 700,000 of such restricted shares will be fully vested upon your start date, (ii) 500,000 of such restricted shares shall vest on the first anniversary of your start date subject to your continued employment with the Company, and (iii) 600,000 of such restricted shares shall vest on the second anniversary of your start date subject to your continued employment with the Company. The Company’s tax withholding requirements may be satisfied, in whole or in part, at your election, by you authorizing the Company to withhold from such grant such number of restricted shares having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes. The obligations of the Company will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.
     In addition, on your start date you will be awarded 700,000 performance-based restricted stock units. Under the terms of such award, you may earn such units of the Company’s common stock based on the attainment of certain performance goals relating to the Company’s revenues and EBITDA for the fiscal year ending December 31, 2011 (such performance goals to be agreed upon with the Company in good faith within 21 days of the date of this letter). The terms of your award agreement shall be similar to the terms provided to the other senior executives of the Company regarding the award of such performance-based restricted stock units. You acknowledge receipt, under separate cover, of the guidelines pertaining to the stock ownership of senior executives of the Company as adopted by the Company’s Board of Directors.
     You will be entitled to participate in the Company’s 2009 and subsequent executive bonus plans, as adopted in the Company’s sole discretion, with the potential to earn up to 100% of your annual base salary if your performance targets are met, and if you significantly exceed your performance objectives you may receive a bonus in excess of your target bonus, up to a maximum of 200% of your annual base salary. For 2009, the amount of any bonus earned will be prorated based on the portion of the year remaining as of your start date.
     Your base salary, equity compensation level and bonus opportunity shall be reviewed on an annual basis by the Compensation Committee of the Company’s Board of Directors and may be increased from time to time, in the discretion of the Compensation Committee of the Board of Directors.
     You will be reimbursed for your reasonable expenses incurred on behalf of the Company in accordance with the Move, Inc. Travel & Entertainment Policy, as applicable to senior executives, including air travel and other transportation expenses, hotel accommodations, and telecommunications expenses (including, fixed mobile, and internet). The Company’s reimbursement of such business related expenses, including items (i) and (ii) below, currently will not subject you to federal or state income taxes; in the event these payments become taxable to you in the future, the Company will reimburse you for the tax costs associated with such reimbursements in such amounts as to put you in the same tax position had such reimbursements not been subject to tax.
     In addition, during your employment and pursuant to the above policy (as applicable), as mutually agreed upon by you and the Company, it being understood that you will not be required to relocate your current residence, the Company will reimburse you for (i) your travel expenses to and from your current residence to the corporate offices in Westlake Village, California, including any accommodations and related expenses, and (ii) a rental automobile available to you while working out of the Westlake Village office. The Company shall also provide you with a driving service to and from your current residence and the Company’s Campbell office. In the event any such reimbursements or benefits are taxable to you, the Company will reimburse you for the tax costs associated with such reimbursements or benefits so as to put you in the same tax position had such reimbursements or benefits not been taxable to you.
     All reimbursements of expenses provided for in the preceding two paragraphs shall be made promptly in accordance with the Move, Inc. Travel & Reimbursement Policy, provided, however, that (i) any payments or reimbursements provided in any one calendar year shall not affect the amount of payments or reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit.
     Please note that this offer is contingent upon demonstration of your legal right to work in the United States.

     On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within seventy-two (72) hours of your commencement of employment verifying your employment eligibility. Additionally, you will be required to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement and Code of Conduct Policy.
     As a regular, full-time employee, you will also be eligible for group health, disability and life insurance, and other fringe benefits, that are made available by the Company to other similarly situated employees pursuant to the terms and conditions set forth in the applicable benefit plans and policies. Further details are available in your new hire materials.
     This letter is not intended to be an employment contract and, unless expressly agreed otherwise in writing signed by the Chairman of the Board of Directors of the Company and you, your employment is at-will. This means that you have the right to resign at any time with or without cause, with or without notice. Likewise, Move, Inc. retains the right to terminate your employment at any time with or without notice, with or without cause.
     You will be reimbursed up to $20,000 for the attorneys fees you incur in connection with the preparation and application of this offer letter and the Severance Agreement.
     We are very pleased to extend this offer to you. I join the rest of the Move, Inc. team in looking forward to working with you, and know that our success will be even greater with you aboard.
     Please indicate your acceptance of this offer by faxing this signed offer letter and the Severance Agreement to our General Counsel, Jim Caulfield at (805) 557-2689. In addition, please bring the original signed offer letter and Severance Agreement with you on you first day of work.
Sincerely,
/s/ Joe Hanauer
Joe Hanauer
Chairman of the Board
Move, Inc.
I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

Name	/s/ Steven H. Berkowitz	Date January 21, 2009
Steven H. Berkowitz

JOB CODE:
Enclosures

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